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                                                                    EXHIBIT 99.1
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         BW 9:06 ROADMASTER INDUSTRIES, INC. COMPLETES

three year loan facility totaling approximately $300 million; financing enables company to meet all working capital needs through 1998

         Business Editors

         ATLANTA -- (BUSINESS WIRE) -- October 2, 1995 -- Roadmaster Industries, Inc. (NYSE Symbol: RDM) today announced the signing of a three year loan and security agreement. The new loan facility provides for borrowings based on certain inventories, accounts receivable and capital expenditures, as well as funding for the Company's structured accounts receivable subsidiary.

         The new facility is substantially the same as Roadmaster's existing facility except that the Company was previously limited to $215 million and capital expenditures were funded through working capital-backed advances. The new facility was increased to $290 million with an additional $10 million expected to close later this month.

         Jeff Hinton, Chief Financial Officer, noted, "The increased facility provides the financing needed to meet all working capital requirements through 1998 while preserving our ability to pursue securitization of assets in Roadmaster's accounts receivable subsidiary in the near term."

         The new facility was provided by Bank America Business Credit and Deutsche Financial Services, the Company's current lenders, in addition to NationsBank Business Credit, Mellon Business Credit, Green Tree Financial Servicing Corp. and National Canada Finance Corp.

         Roadmaster is one of the largest manufacturers of bicycles and is a leading producer of fitness equipment, toys, team sports, and camping equipment. The trademarks or brand names under which Roadmaster sells its products include Roadmaster, Flexible Flyer, Vitamaster, MacGregor, WeatherRite, American
Camper, Remington, DF, Hutch, Reach, Forster, and the newly acquired sleeping bag lines of Cloud Nine, American Trails, and Expedition Trails.

         CONTACT:   Jeff Hinton
                    Chief Financial Officer
                    ROADMASTER INDUSTRIES, INC.
                    250 Spring Street, NW
                    Atlanta, GA 30303
                    1-404-586-9000
                           or
                    Lippert/Heilshorn & Associates
                    Richard Foote, 212/838-2777, ext. 119
                    or Jeffrey Volk, ext. 102